       COVER
                               Exhibit 99(a)

                  UNION PACIFIC CORPORATION THRIFT PLAN

                Financial Statements for the Years Ended
                       December 31, 1995 and 1994
                   and Independent Auditors' Report

       INDEX

UNION PACIFIC CORPORATION THRIFT PLAN

TABLE OF CONTENTS
- ------------------------------------------------------------------------------

                                                                          Page
                                                                          ----

INDEPENDENT AUDITORS' REPORT                                               1

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
     DECEMBER 31, 1995 AND 1994:

   Statements of Net Assets Available for Benefits                         2

   Statements of Changes in Net Assets Available for Benefits              3

   Notes to Financial Statements                                          4-10



Supplemental schedules required by the Employee Retirement Income Security Act of 1974 are disclosed separately in Master Trust reports filed with the Department of Labor.

INDEPENDENT AUDITORS' REPORT

Union Pacific Corporation Thrift Plan:

We have audited the accompanying statements of net assets available for benefits of the Union Pacific Corporation Thrift Plan (the "Plan") as of December 31, 1995 and 1994, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1995 and 1994, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
New York, New York


June 17, 1996


UNION PACIFIC CORPORATION THRIFT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 1995 AND 1994
- --------------------------------------------------------------------------

                                               1995         1994
                                               ----         ----
ASSETS:

 Investments at fair value
   (Notes 2, 3 and 7)                     $382,627,929 $284,256,438
                                          ------------ ------------

 Net assets available for benefits        $382,627,929 $284,256,438
                                          ============ ============


The accompanying notes are an integral part of these financial statements.



UNION PACIFIC CORPORATION THRIFT PLAN


STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
- ------------------------------------------------------------------------------

                                               1995            1994
                                               ----            ----
ADDITIONS TO NET ASSETS ATTRIBUTED TO:
 Investment income (Note 7):
   Net appreciation (depreciation) in
    fair value of investments             $ 73,425,389    $(39,415,374)
   Interest and dividends                   15,024,982      12,368,236
                                          ------------    ------------
                                            88,450,371     (27,047,138)
                                          ------------    ------------

 Contributions by (Note 7):
   Employees                                19,113,441      17,333,706
   Company (net of forfeitures)              6,615,099       6,283,322
                                          ------------    ------------
                                            25,728,540      23,617,028
                                          ------------    ------------

     Total Additions                       114,178,911      (3,430,110)


DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
 Distributions to participants (Note 7)     15,807,420      12,936,725
                                          ------------    ------------

NET INCREASE (DECREASE)                     98,371,491     (16,366,835)

NET ASSETS AVAILABLE FOR BENEFITS:
 Beginning of Year                         284,256,438     300,623,273
                                          ------------    ------------

 End of Year                              $382,627,929    $284,256,438
                                          ============    ============


The accompanying notes are an integral part of these financial statements.


                  UNION PACIFIC CORPORATION THRIFT PLAN

                      NOTES TO FINANCIAL STATEMENTS


1.  DESCRIPTION OF PLAN

    The following description of the Union Pacific Corporation Thrift Plan (the "Plan") provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

    General - The Plan was adopted in October 1973 by the Board of Directors of Union Pacific Corporation (the "Company") and approved by its stockholders in May 1974. Under the terms of the Plan, non-agreement employees generally become eligible to participate in the Plan after completing twelve months continuous service and working at least
    1,000 hours. Effective November 1, 1995, the Vanguard Money Market Reserves-Prime Portfolio (VMMR Prime Portfolio) was added as an additional investment option.

    Contributions - The Company contributes to the Plan on behalf of each participant an amount equal to 50% of the participant's contribution with such Company contribution limited to 3% of the participant's base salary. The Plan meets the requirements of section 401(k) of the Internal
    Revenue Code, which (i) permits certain employee contributions to be withheld on a "salary deferral" basis, so that amounts deducted will not be included in the employee's income for Federal income tax purposes, (ii) allows employees to contribute up to 16% of their salary to the Plan,
    (iii) provides for payroll based employee stock ownership plan contributions ("PAYSOP"), and (iv) makes various other changes intended to give participants greater control and flexibility with respect to Plan investments.

    Loans to Participants - In June 1985, the loan provisions of the Plan were approved by the Internal Revenue Service and became effective. The amount of a loan is limited to one-half of the vested value of a participant's accounts, excluding PAYSOP, and subject to a minimum and maximum loan amount as well as limitations based on salary level. As the loan is repaid, all principal and interest payments will be credited to the participant's accounts, excluding PAYSOP, in the same proportions as the contributions then being made on behalf of the participant. If no contributions are then being made, the loan repayments will be invested in accordance with the participant's most recent investment election, unless he or she directs otherwise to the extent permitted by the Plan. Participants' loans, which are secured by the participants' individual account balances, bear a fixed rate of interest set by the Plan Administrator based on interest rates then being charged on similar loans, and are repayable over periods not exceeding five years, except loans relating to a principal residence, in which case the term of the loan shall not exceed fifteen years. The loans bear interest ranging from 6.0% to 10.5%. The number of loans outstanding at December 31, 1995 and 1994 was 1,797 and 1,951, respectively.

                   UNION PACIFIC CORPORATION THRIFT PLAN

    Participant Accounts - Aggregate monthly employee and Company contributions may be invested entirely in the Union Pacific Company Stock Fund (Company Stock), Union Pacific Equity Index Fund (Equity Index), Union Pacific Fixed Income Fund (Fixed Income), Vanguard/Wellington Fund (Wellington),
    Vanguard U.S. Growth Fund (U.S. Growth), VMMR Prime Portfolio, Vanguard International Growth Portfolio (International Growth), Vanguard Total
    Bond Market Fund (Bond Index) or any combination thereof, in multiples of 5% in accordance with separate elections by each employee. At December
    31, 1995 and 1994, 5,265 and 5,290 members of the Plan held interests in 4,725 and 4,815 Company Stock accounts, 2,614 and 2,589 Equity Index accounts, 2,676 and 2,820 Fixed Income accounts, 1,302 and 999 Wellington accounts, 925 and 514 U.S. Growth accounts, 9 and zero VMMR Prime
    Portfolio accounts, 1,106 and 1,072 International Growth accounts, and
    440 and 359 Bond Index accounts, respectively. In addition, 3,337 and 3,452 members held interests in PAYSOP accounts at December 31, 1995 and 1994, respectively.

    Participants' Plan accounts are maintained on a unit basis. Under this method, an employee's account value is expressed in units of participation, representing an undivided interest in the underlying assets and income of the Fund. The purchase or redemption price of the units is determined daily by the Trustee, based on the current market values, or contract values in the case of Guaranteed Investment Contracts (GICs), of the underlying assets of the Fund.

    Vesting - Vesting is based exclusively upon years of service. Participants at all times have a 100% vested interest in their voluntary contributions plus actual earnings thereon and their PAYSOP account. A participant's vested interest in the portion of his/her account derived from Company contributions increases 25% every year, after two years of credited service, to 100% vested after five years of credited service. A participant's interest in the Company's contributions will also become 100% vested if, while employed by the Company, the participant reaches age 65, dies, or sustains a total and permanent disability.

    Payment of Benefits - Except for PAYSOP accounts, a participant may elect to receive a final distribution under the Plan as either a cash lump sum distribution or monthly installments over a specified period of time not to exceed the lesser of ten calendar years, the life expectancy of the participant or the joint life expectancy of the participant and his/her beneficiary as prescribed in the Treasury Regulations. Final distributions of PAYSOP accounts must be lump sum distributions. For benefit payments equal to or less than $3,500, the Plan Administrator may direct the Trustee to make a lump sum payment to the participant or beneficiary. A participant has the option to receive the value of his/her PAYSOP account and the portion of his/her account invested in the Company Stock Fund in cash or in shares of such Company stock; in-kind distributions will be lump sum and any fractional shares will be distributed in cash.

    A withdrawal may be made by a participant from his/her account in accordance with the Plan's provisions.

                  UNION PACIFIC CORPORATION THRIFT PLAN

    Forfeitures - When certain terminations of participation in the Plan occur, the nonvested portion of a participant's account, as defined by the Plan, represents a potential forfeiture. Such potential forfeitures reduce subsequent Company contributions to the Plan. However, if upon reemployment the former participant fulfills certain requirements as defined in the Plan, the previously forfeited nonvested portion of the participant's account may be restored through Company contributions.

    Amounts summarized below represent Company contributions forfeited for the years ended December 31, 1995 and 1994:

                                                               1995      1994
                                                               ----      ----
    Company contributions forfeited...................       $30,851   $27,659

    Applied against current year contributions........        18,643    27,659
                                                             -------   -------

    Applied to reduce subsequent year contributions...       $12,208   $    --
                                                             =======   =======


    Administrative Expenses - All costs of Plan administration are borne by the Company.

2. Significant Accounting Policies - The accounts of the Plan have been maintained in accordance with generally accepted accounting principles. The financial statements were prepared in accordance with the financial reporting requirements of the Employee Retirement Income Security Act of 1974 as permitted by the Securities and Exchange Commission's amendments to Form 11-K adopted during 1990.

    Investments are valued utilizing closing prices except for the investment in the GICs, which is valued at cost plus reinvested interest. Dividend income is recorded as of the ex-dividend date. Security transactions are recorded as of the trade date.

    Certain 1994 amounts have been reclassified to conform to the 1995 financial statement presentation.

3. Investments - At December 31, 1995 and 1994, Plan investments were maintained in commingled funds of the Plan Trustee along with investments of another Company-administered Thrift Plan, within a Master Trust. Assets, liabilities, investment income, and security gains and losses are allocated monthly to the Plan based on its equity in the investments of the Master Trust. At December 31, 1995 and 1994, the Plan held percentage interests in the Master Trust of 82.9 and 84.5 in Company Stock (including PAYSOP), 66.2 and 64.9 in Equity Index, 65.8 and 61.0 in Fixed Income, 77.7 and 77.5 in the Loan Fund, 74.0 and 74.4 in Wellington, 71.9 and 73.9 in U.S. Growth, 33.3 and 0.0 in the VMMR Prime Portfolio, 75.6 and 74.5 in International Growth, and 70.2 and 64.2 in Bond Index.

                    UNION PACIFIC CORPORATION THRIFT PLAN

    At December 31, 1995 and 1994, the total investments at fair value of the Master Trust were $526,488,315 and $395,595,127, respectively. In addition, total net appreciation (depreciation) in fair value of investments and total interest and dividends of the Master Trust were $95,247,372 and ($48,929,825) and $21,156,851 and $17,727,550,
    respectively, for the years ended December 31, 1995 and 1994.

    The Plan provides for separate funds for the investment of contributions. Participants may designate into which fund or funds their contributions and the Company matching contributions are to be directed within specific limits. At December 31, 1995 and 1994, Company Stock and PAYSOP are invested primarily in Union Pacific Common Stock. Equity Index is invested in the Vanguard Index Trust 500 Portfolio Fund at December 31, 1995 and 1994, which is designed to closely track the investment perform-ance of the Standard and Poor's 500 Composite Stock Index. At December 31, 1995 and 1994, Fixed Income is comprised of investments in GICs bearing interest at 5.94% to 7.85% and 6.92% to 9.50%, respectively. Interest rates are fixed for the life of each contract. GICs are held with insurance companies rated at least A-1 by Standard & Poors.
    The maturities of these GICs range from two to five years
    and their principal and interest are unconditionally guaranteed by the respective insurance companies.  The fair value of the GICs
    approximates their contract value.   At December 31, 1995 and 1994,
    Fixed Income is also comprised of the Vanguard Investment Contract
    Trust, which is comprised of contracts issued by financial institutions and backed by high quality bonds and bond mutual funds. As the GICs expire, the proceeds will be reinvested in the Vanguard Investment Contract Trust. Wellington is invested in the Vanguard/Wellington Fund at December 31, 1995 and 1994, which is comprised of common stocks and fixed-income securities. At December 31, 1995 and 1994, U.S. Growth is invested in Vanguard U.S. Growth Fund which is comprised of established U.S. growth stocks. International Growth is invested in the Vanguard International Growth Portfolio at December 31, 1995 and 1994, which is comprised of foreign common stocks with high growth potential. At December 31, 1995 and 1994, Bond Index is invested in the Vanguard Total Bond Market
    Fund which is designed to closely track the investment performance of the Salomon Brothers Broad Investment-Grade Bond Index. At
    December 31, 1995, VMMR Prime Portfolio is a diversified money market investment fund invested and reinvested in high quality certificates of deposit, bankers' acceptances, commercial paper, U.S. government securities, and other short-term obligations with the objective of preserving principal while providing income.

4. Plan Amendments - Effective December 31, 1995, the Plan was amended to provide that service with Chicago and North Western Transportation Company or an affiliated company (CNW) counts as service under the Plan to the same extent that such service counted under the Chicago and North Western Railway Company Profit Sharing and Retirement Savings Program (the "Savings Program") subject to any reduction for such CNW service provided in the Savings Program. Effective January 1, 1996, as of any valuation date, each participant shall have the right to withdraw from the Plan all or a part of the amount from a Type A, B or C withdrawal as defined by the Plan, provided that the participant has not withdrawn any amount within the twelve-month period preceding such valuation date.

                  UNION PACIFIC CORPORATION THRIFT PLAN

    Effective November 1, 1995, the VMMR Prime Portfolio was added as one of the investment alternatives under the Plan. Effective June 15, 1995, plan participants who were employees of USPCI, Inc. or its subsidiaries were treated as having a separation from service due to the Company's sale of USPCI, Inc.

    For plan years beginning on or after January 1, 1994, only the first $150,000 (as adjusted) of an employee's salary would be considered for contributions under the Plan.

5. Federal Income Taxes - The Company has received a letter of determination from the Internal Revenue Service dated April 18, 1995, and the Plan Administrator and the Plan's tax counsel believe that the Plan, as subsequently amended, is currently designed and being operated in compliance with section 401(a) of the Internal Revenue Code of 1986, as amended.

    Inasmuch as it is the opinion of Management that the Plan is qualified, employees participating in the Plan are not taxed on Company contributions made on their behalf, on employee contributions made on a pre-tax basis, on earnings on such Company contributions or pre-tax employee contributions, or on earnings on after-tax employee contributions, until any such amounts are distributed. In addition, no provision for Federal income taxes has been made in the financial statements.

6. Plan Termination - Although the Plan is intended to be continued by the Company, the Company reserves the right to amend or terminate the Plan. In the event of a Plan termination or partial termination, or the Company permanently ceases to make contributions, all invested amounts shall immediately vest and be nonforfeitable. All funds shall continue to be held for distribution as provided by the Plan.

7. Fund Information - Investments at fair value, net appreciation (depreciation) in fair value of investments, interest and dividends, contributions, and distributions to participants by fund are as follows for the years ended December 31, 1995 and 1994:

                                              Year Ended        Year Ended
                                              December 31,      December 31,
                                                 1995              1994
                                                 ----              ----
    Investments at fair value:
     Union Pacific Company Stock Fund       $132,265,668      $102,997,215
     Union Pacific Equity Index Fund          75,624,191        49,774,728
     Union Pacific Fixed Income Fund          87,346,365        75,208,910
     Common Stock/PAYSOP                       8,279,048         5,812,065
     Vanguard Wellington Fund                 25,833,050        12,978,916
     VMMR Prime Portfolio                        131,259            --
     Vanguard U.S. Growth Fund                15,468,564         4,488,203
     Vanguard International Growth
       Portfolio                              17,915,064        15,952,683
     Vanguard Total Bond Market Fund           3,985,401         2,095,247
     Loan Fund                                15,779,319        14,948,471
                                            ------------      ------------
                                            $382,627,929      $284,256,438
                                            ============      ============


                    UNION PACIFIC CORPORATION THRIFT PLAN

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


                                               Year Ended      Year Ended
                                               December 31,    December 31,
                                                 1995             1994
                                                 ----             ----
    Net appreciation (depreciation) in
      fair value of investments:
     Union Pacific Company Stock Fund       $ 44,261,885    $ (32,085,842)
     Union Pacific Equity Index Fund          17,851,537         (959,936)
     Union Pacific Fixed Income Fund             498,543       (3,241,638)
     Company Stock/PAYSOP                      2,568,539       (2,132,097)
     Vanguard Wellington Fund                  3,999,773         (673,682)
     Vanguard U.S. Growth Fund                 2,296,335           83,621
     Vanguard International Growth
       Portfolio                               1,663,319         (200,197)
     Vanguard Total Bond Market Fund             285,458         (205,603)
                                            ------------     ------------
                                            $ 73,425,389     $(39,415,374)
                                            ============     ============

    Interest and dividends:
     Union Pacific Company Stock Fund       $  3,640,831     $  3,273,371
     Union Pacific Equity Index Fund           1,815,158        1,668,928
     Union Pacific Fixed Income Fund           5,854,826        5,267,929
     Company Stock/PAYSOP                        220,017          208,412
     Vanguard Wellington Fund                  1,142,088          586,064
     VMMR Prime Portfolio                            693             --
     Vanguard U.S. Growth Fund                   624,498           52,039
     Vanguard International Growth
       Portfolio                                 473,057          208,395
     Vanguard Total Bond Market Fund             194,499          139,672
     Loan Fund                                 1,059,315          963,426
                                            ------------     ------------
                                            $ 15,024,982     $ 12,368,236
                                            ============     ============

    Contributions:
     Union Pacific Company Stock Fund       $  8,582,467     $  7,748,374
     Union Pacific Equity Index Fund           5,305,357        5,142,899
     Union Pacific Fixed Income Fund           5,843,040        5,960,698
     Company Stock/PAYSOP                          2,924             --
     Vanguard Wellington Fund                  2,461,104        1,845,394
     VMRR Prime Portfolio                          1,053             --
     Vanguard U.S. Growth Fund                 1,122,216          655,762
     Vanguard International Growth
       Portfolio                               1,984,564        1,899,912
     Vanguard Total Bond Market Fund             425,815          363,989
                                            ------------     ------------
                                            $ 25,728,540     $ 23,617,028
                                            ============     ============


                  UNION PACIFIC CORPORATION THRIFT PLAN

                NOTES TO FINANCIAL STATEMENTS--(Continued)


                                               Year Ended      Year Ended
                                              December 31,    December 31,
                                                 1995             1994
                                                 ----             ----
    Distributions to participants:
     Union Pacific Company Stock Fund       $  5,284,198     $  4,774,709
     Union Pacific Equity Index Fund           3,123,367        2,082,588
     Union Pacific Fixed Income Fund           5,860,719        4,494,857
     Company Stock/PAYSOP                        324,497          331,132
     Vanguard Wellington Fund                    392,133          395,524
     Vanguard U.S. Growth Fund                   207,725          149,594
     Vanguard International Growth
       Portfolio                                 341,643          337,175
     Vanguard Total Bond Market Fund              62,020           36,800
     Loan Fund                                   211,118          334,346
                                            ------------     ------------
                                            $ 15,807,420     $ 12,936,725
                                            ============     ============
